                                                                    EXHIBIT 11.1

                       LORAL SPACE & COMMUNICATIONS LTD.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                        THREE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     -------------------------
                                                                       1996            1995
                                                                     ---------      ----------
Primary:
  Net income (loss)................................................  $   2,953      $   (4,778)
                                                                      ========      ==========
  Shares:
     Weighted average common shares outstanding....................    187,831         171,526
     Assumed conversion of Series A convertible preferred stock....     45,897              --
     Common equivalent shares applicable to stock options..........         --               *
                                                                      --------      ----------
     Average number of shares outstanding and common equivalent
      shares.......................................................    233,728         171,526
                                                                      ========      ==========
Primary earnings (loss) per common share and common equivalent
  share............................................................  $    0.01      $    (0.03)
                                                                      ========      ==========
Fully Diluted:
  Net income (loss)................................................  $   2,953      $   (4,778)
                                                                      ========      ==========
  Shares:
     Weighted average common shares as adjusted for primary
      computation..................................................    233,728         171,526
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average
      price during the quarter.....................................         --               *
                                                                      --------      ----------
     Average number of shares outstanding on a fully diluted
      basis........................................................    233,728         171,526
                                                                      ========      ==========
Earnings (loss) per share assuming full dilution...................  $    0.01      $    (0.03)
                                                                      ========      ==========

---------------

* Effect is antidilutive.

                                       15